EXHIBIT 99.1

FOR FURTHER INFORMATION: CONTACT: Elizabeth A. Sharp Vice President Corporate Relations (602) 389-8835 Three-Five Systems, Inc. 1600 North Desert Drive Tempe, AZ 85281-1230

FOR IMMEDIATE RELEASE: July 24, 2003

THREE-FIVE SYSTEMS REPORTS STRONG SECOND QUARTER REVENUE

Year-Over-Year Revenue Growth of 94 percent; Sequential Revenue Growth of 82 percent

TEMPE, ARIZ – July 24, 2003 — Three-Five Systems, Inc. (NYSE: TFS), a global electronic manufacturing services company with a unique expertise in displays, today announced its financial results for the second quarter of 2003. The company delivered quarterly revenue of $46.8 million for the second quarter ended June 30, 2003, an increase of 94 percent over the year ago quarter and an increase of 82 percent over the first quarter.

The large revenue increase in the second quarter of 2003 was fueled principally by the company’s organic growth in sales of display-oriented manufacturing services, especially in products containing color displays. Most of the color display products were shipped to European telecom handset customers. The company also experienced strong growth in its module assembly and box build business based on revenue from its new customer Microtune and from its new Malaysian operations.

“This quarter marks a significant milestone for our company,” said Jack Saltich, President and CEO of TFS. “We have achieved extremely robust quarterly sales with an unprecedented level of diversity in customers and revenue base. In the second quarter, 11 customers contributed revenue in excess of $1 million, and our largest customer, which comprised about 21 percent of our business, is a new customer in the last seven months. In addition, although our two strongest markets continue to be computing and telecom, our sales were broadly distributed among consumer, industrial, medical, and automotive markets with key customers in each of those markets. Our sales were also well distributed geographically with approximately 53 percent of sales in North America, 23 percent of sales in Asia, and 24 percent of sales in Europe.”

TFS recorded a net loss for the second quarter of 2003 of $4.9 million, or $0.23 per share, compared to a net loss of $0.31 per share one year ago and a net loss of $0.26 per share last quarter. The improvement over the first quarter was due largely to gross margin increases resulting from product mix and increased factory utilization.

TFS announced in March of 2003 that it will spin-off its microdisplay division into a newly formed company named Brillian Corporation. TFS has filed a Form 10 and related documents with the Securities and Exchange Commission. Those documents indicate the company’s intent to contribute all of TFS’ microdisplay assets plus approximately $22 million in cash to Brillian and then to distribute 100 percent of Brillian’s common stock pro rata to TFS stockholders as a tax free dividend. TFS also expects that Brillian will be traded on the NASDAQ market under the symbol “BRLC.” All filed documents relating to the spin-off are publicly available from the SEC under the Brillian name.

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Revenue for the microdisplay division for the second quarter of 2003 was $760,000 compared to $371,000 in the first quarter. The net loss for the microdisplay division for the second quarter of 2003 was $3.0 million compared to the $2.9 million loss in the first quarter.

TFS ended the quarter with $63.3 million in cash and liquid investments. Total operating cash outflow in the second quarter was $8.8 million and was due to the company’s net cash loss combined with $3.7 million in working capital requirements to support the sharp increase in sales. In the second quarter, the company also incurred approximately $1.4 million in capital expenditures and $465,000 in net cash outflow related to the formation of the Malaysian manufacturing venture.

Saltich said, “This quarter, and the first half of the year, reflects our solid and continuing progress in repositioning the company. We are now a global EMS company with a solid competency in display design and products.”

The company’s end-to-end product and service offering now includes:

•	Design services

•	Quick-turn prototypes and new product introduction (NPI)

•	Assembly services: PCB, Display & RF module

•	Standard display products

•	Customized display monitors

•	Box build

•	Test, kit and packaging (TKP) and order fulfillment

•	Post sales services

Saltich continued, “Our factories are strategically located to provide customers with service levels and cost structures tailored to their specific needs. We have U.S.-based new product launch capabilities connected to high-volume, cost-effective offshore factories. These factories are complemented by design centers in the U.S., China, and Malaysia, allowing us to support customers efficiently at every stage of the product life cycle. As we continue to integrate our recent acquisitions, we believe there will be excellent synergy and new opportunities between all groups. In fact, we are already beginning to see this as evidenced by the strong interest we continue to receive from potential customers interested in our unique display niche in the EMS market. TFS secured twelve program and design wins this quarter, six of which contain displays. Those wins were fairly dispersed throughout the company’s six target markets.”

“Our plans to spin-off our microdisplay division into a new public company called Brillian Corporation are progressing and we estimate completion of that spin-off in September, although the timing will ultimately depend on SEC approval,” continued Saltich, who will serve as Chairman of the Board of Directors for Brillian Corporation. “We have a strong management team and Board now in place, including Vincent Sollitto, a top-notch CEO. Everyone is poised to launch this exciting new effort and we expect that the completion will coincide nicely with Wall Street’s return from summer break.”

“Brillian is the solid leader in the high-resolution near-to-eye market, is well positioned with key manufacturing expertise in the projection market, and owns a rich intellectual property portfolio. As a separate entity, Brillian will be better positioned to engage the necessary alliances to take advantage of its technology and manufacturing expertise. Brillian more than doubled its sales sequentially in the second quarter and received significant industry accolades and serious customer interest for its new high contrast projection engine. Based upon comparable, publicly traded display companies in the early

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revenue stage, we expect that as a pure play microdisplay company, Brillian Corporation will receive a more proper valuation independent of TFS.”

Business Outlook

TFS stated that it is on track with its revenue estimate of $165 to $175 million for the year. In the third quarter of 2003, TFS expects approximately three to six percent sequential revenue growth in its non-microdisplay business. The product mix will change substantially in the third quarter with high-volume, older display programs with low selling prices being replaced with lower volume, but higher priced, color programs. Although TFS expects improved gross margins on color display products, that improvement will be partially offset by decreased absorption due to lower manufacturing volumes. The Brillian spin-off, scheduled for September, is expected to result in some added one-time administrative costs. As a result, TFS expects that the third quarter total net loss will be substantially the same as the second quarter, with a significant portion of that net loss attributed to the microdisplay division. In the fourth quarter, TFS expects substantial improvement in the bottom line with an estimated loss of $0.05 to $0.06 per share. This improvement will occur as a result of completing the spin-off of microdisplays, improving gross margins, and cost saving efforts. The company also expects operating cash flow to be positive in the fourth quarter.

Note that when the spin-off is completed, the microdisplay division’s results will be taken out of the revenue, gross margin and operating cost line items of TFS’ financial statements and combined into one line item below net income from continuing operations called “Discontinued Operations.” The foregoing outlook in this release assumes the spin-off will be completed in the third quarter and that TFS will report discontinued operations in the third quarter.

TFS will host an analyst conference call today, July 24, 2003, to discuss its second quarter financial results and future outlook. The conference call may include forward looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on TFS’ Web site at www.threefive.com under the Investor Relations section. The Web cast is also available at www.companyboardroom.com (Windows MediaTM is required). TFS will maintain an audio replay of this conference call on its Web site through the third quarter of 2003. No other audio replay will be available.

About Three-Five Systems, Inc.®
TFS is a recognized leader in providing end-to-end engineering, electronic manufacturing, and display solutions to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe and in several locations in Asia offering engineering and electronic manufacturing services (EMS), with a special emphasis and expertise in display subsystems. TFS’ Web site is located at www.threefive.com. TFS also has a separate microdisplay division, which it plans to spin off into a newly created publicly traded company to be known as Brillian Corporation. Brillian offers discrete microdisplay devices through completely integrated microdisplay engine solutions based on its liquid crystal on silicon (LCoS) microdisplays. Brillian’s Web site is located at www.brilliancorp.com.

Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. LCoS and Brillian will become trademarks or registered trademarks of Brillian. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the

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safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the future operating results of the company, including expectations regarding revenue, gross margin improvements, expenses, and losses per share for the third quarter and fourth quarter of fiscal 2003 and for the entire fiscal year; (ii) customer concentration; (iii) the timing of the spin-off of Brillian, the valuation of that new company, and whether it will trade on Nasdaq; and (iv) the synergies of the various operating groups. Three-Five Systems cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in the markets for the company’s products; (b) changes in the market for customers’ products; (c) the failure of TFS products to deliver commercially acceptable performance; (d) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; (e) the risks associated with spinning off Brillian; (f) other risks as detailed from time to time in TFS’ SEC reports, including the company’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K; and (g) other risks as detailed in Brillian’s Form 10 and related documentation filed with the SEC in connection with the spin-off of Brillian.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUN 30,		JUN 30,

	2002	2003	2002	2003

	(in thousands, except per share data)
Net Sales	$24,087	$46,752	$47,197	$72,447

Costs and Expenses:
Cost of Sales	23,484	45,355	46,386	71,268
Selling, General and Administrative	2,812	4,623	5,937	8,967
Research, Development and Engineering	4,796	3,983	9,614	7,783
Loss (Gain) on Sale of Assets	4,545	8	4,545	(5)
Amortization of customer lists/distribution rights	—	511	—	1,022

	35,637	54,480	66,482	89,035

Operating Loss	(11,550)	(7,728)	(19,285)	(16,588)
Interest and Other Income, net	894	152	2,092	457
Minority Interest in Loss (Income) of Consolidated Subsidiary	(21)	(43)	84	(43)

Loss before Benefit from Income Taxes	(10,677)	(7,619)	(17,109)	(16,174)
Benefit from Income Taxes	(4,037)	(2,743)	(6,159)	(5,823)

Net Loss	$(6,640)	$(4,876)	$(10,950)	$(10,351)

Loss per Common Share
Basic and diluted	$(0.31)	$(0.23)	$(0.51)	$(0.49)

Weighted Average Number of Common Shares
Basic and diluted	21,522	21,293	21,515	21,288

CONDENSED CONSOLIDATED BALANCE SHEETS

	DEC 31,	JUN 30,
	2002	2003

	(in thousands)
ASSETS
Cash and Cash Equivalents	$18,389	$28,418
Short-term Investments	62,178	34,913
Accounts Receivable, net	16,970	27,802
Inventory	19,876	35,264
Taxes Receivable	561	604
Short-term Deferred Tax Asset	3,561	3,585
Assets Held for Sale	841	—
Other Current Assets	2,507	3,286

Total Current Assets	124,883	133,872
Property, Plant and Equipment, net	31,563	41,309
Intangibles, net	14,919	17,556
Goodwill	34,901	34,438
Long-term Deferred Tax Asset	9,642	15,531
Other Assets	6,786	7,007

Total Assets	$222,694	$249,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$8,760	$28,808
Accrued Liabilities	5,166	5,648
Deferred Revenue	358	153
Term Loans	2,714	9,143

Total Current Liabilities	16,998	43,752
Long-term Liabilities	28	8,082

Total Liabilities	17,026	51,834
Minority Interest in Consolidated Subsidiary	—	2,570
Stockholders’ Equity	205,668	195,309

Total Liabilities and Stockholders’ Equity	$222,694	$249,713